UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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MASSBANK CORP.

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MASSBANK CORP.

123 Haven Street
Reading, Massachusetts 01867

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 17, 2007

To the Stockholders of
  MASSBANK CORP.:

The Annual Meeting of Stockholders of MASSBANK Corp. will be held at the Sheraton Ferncroft Resort, 50 Ferncroft Road, Danvers, Massachusetts on Tuesday, April 17, 2007 at 10:00 a.m. (together with all adjournments and postponements thereof, the “Annual Meeting”), for the following purposes:

1.  To consider and act upon a proposal to elect four Class III Directors to serve until the 2010 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; and

2.  To consider and act upon any other matters which may properly come before the Annual Meeting.

Only stockholders of record at the close of business on February 26, 2007 are entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

Robert S. Cummings, Secretary

Reading, Massachusetts
March 16, 2007

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU WISH TO VOTE YOUR STOCK IN PERSON AT THE ANNUAL MEETING, YOUR PROXY MAY BE REVOKED.

MASSBANK CORP.

PROXY STATEMENT
FOR
2007 ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 17, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MASSBANK Corp. (the “Corporation”) for the 2007 Annual Meeting of Stockholders of the Corporation to be held on Tuesday, April 17, 2007 at 10:00 a.m., and any adjournments or postponements thereof, at the Sheraton Ferncroft Resort, 50 Ferncroft Road, Danvers, Massachusetts (the “Annual Meeting”). At the Annual Meeting, stockholders will consider and act upon (1) the election of four Class III Directors of the Corporation, and (2) any other matters properly brought before the Annual Meeting.

Stock transfer books will not be closed, but the Board of Directors has fixed the close of business on February 26, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. On that date, there were 4,338,154 shares of common stock, par value $1.00 per share, of the Corporation (“Common Stock”) outstanding, and the holders thereof on that date are entitled to one vote for each share held by them on all matters to be voted upon at the Annual Meeting.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The Corporation intends to count abstentions and broker non-votes as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because such broker or other nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.

A quorum being present, Directors will be elected by a plurality of the votes cast. Votes may only be cast in favor or withheld from the nominees; there is no ability to abstain. Accordingly, votes that are withheld and broker non-votes will have no effect on the results of the vote for the election of Directors.

The cost of soliciting proxies will be borne by the Corporation. The solicitation of proxies by mail may be followed by the solicitation of certain stockholders by officers or regular employees of the Corporation by telephone or in person. The Corporation will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Corporation will reimburse such holders for their reasonable expenses.

The enclosed proxy, if executed and returned, may be revoked at any time before it has been exercised (1) by delivery of a revocation in writing to the Secretary of the Corporation at the principal executive offices of the Corporation, (2) by delivering a later-dated proxy, or (3) by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

Stockholders are requested to complete, date, sign, and promptly return the accompanying proxy in the enclosed envelope. Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR the election of the four nominees for Class III Directors set forth herein. It is not anticipated that any other matters than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

The approximate date on which this Proxy Statement and the enclosed proxy are first being sent to stockholders is March 16, 2007. The Corporation’s 2006 Annual Report, including audited financial statements for the fiscal year ended December 31, 2006, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy soliciting materials.

PROPOSAL ONE

ELECTION OF DIRECTORS

In accordance with the Corporation’s Restated Certificate of Incorporation and By-Laws, the Board of Directors is divided into three approximately equal classes, with each Director serving for a term of three years and until their successors are duly elected and qualified. As a consequence, the term of only one class of Directors expires each year, and their successors are elected for terms of three years. The Board of Directors is presently comprised as follows:

Class I:	Messrs. Brandi, Latham, and Rucci, who were elected to serve until the 2008 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Class II:	Mr. Bufferd, Ms. Camilli, Mr. Carr, and Ms. Pettinelli, who were elected to serve until the 2009 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Class III:	Messrs. Bedell, Costello, and Marshall, who were elected to serve until the 2007 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

The Nominating Committee of the Board of Directors has nominated Mr. Costello and Mr. Marshall, who are each a current Class III Director, and Mr. McCarthy and Mr. Mistry, for election at the Annual Meeting to serve until the 2010 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Each of Messrs. Costello, Marshall, McCarthy, and Mistry has agreed to stand for election at the Annual Meeting as Class III Directors. If the nominees are elected, the Board of Directors will be comprised of 11 members. Mr. Bedell is retiring as a Director and was, therefore, not nominated for election to another term.

Unless otherwise noted thereon, proxies solicited hereby that are executed and returned on a timely basis will be voted FOR the election of the Board of Directors’ nominees. The Corporation believes that each nominee for Director will be able to serve. If one or more of such nominees should be unable to serve, the individuals named in the enclosed proxy will vote for such other person or persons, if any, as the Board of Directors at the time may recommend to serve in place of the person or persons unable to serve.

The Board of Directors recommends that stockholders vote FOR the election of its nominees.

Information Regarding Nominees and Directors

Set forth below is information regarding (1) the nominees for election as Class III Directors at the Annual Meeting, and (2) all other continuing Directors of the Corporation.

Gerard H. Brandi	Chairman of the Board, President, and Chief Executive Officer, MASSBANK Corp. and MASSBANK

Mr. Brandi, 58, has served as a Director since 1986. He first joined a predecessor bank in 1975 and became a Trustee in 1978. He has served MASSBANK (the ‘‘Bank”) and the Corporation in various capacities over the past 31 years. Mr. Brandi was named President of the Corporation and the Bank in 1986, Chief Executive Officer in 1992 and Chairman in 1993. Mr. Brandi is also Chairman of the Executive Committees of the Corporation and the Bank, a member of the Risk Management and Asset/Liability Committee of the Corporation, and a member of the Trust Committee of the Bank. He is a Director of the Depositors Insurance Fund and a member of its Executive Committee, Watch Bank Committee and Compensation Committee. He is a Director and member of the Audit Committee of the New England Automated Clearing House, and Director and member of the Audit Committee and Chairman of the Risk Management Committee of the Connecticut On Line Computer Center. He also serves as a Director of the Lowell Development and Financial Corp., Director of the Lowell Plan, Treasurer and Director of the Massachusetts Society for the Prevention of Cruelty to Animals and Chairman of its Audit and Investment Committees. He is also a Director and member of the Executive Committee of the Savings Banks Employees Retirement Association and Chairman of its Investment Committee.

Allan S. Bufferd	Treasurer Emeritus, Massachusetts Institute of Technology

Mr. Bufferd, 69, has served as a Director since 1995. He is a member of the Executive Committee of the Corporation and a Director and Executive Committee member of the Bank. He is also a member of the Audit Committee of the Corporation and the Nominating Committee of the Corporation, and the Chairman of the Risk Management and Asset/Liability Committee of the Corporation. Mr. Bufferd has been Treasurer Emeritus of the Massachusetts Institute of Technology since his retirement in May 2006 as Founding President of the MIT Investment Management Company, a position he held since 2004. Prior to that, from 1999 until his retirement, Mr. Bufferd served as Treasurer of the Massachusetts Institute of Technology. Mr. Bufferd serves as a Trustee of the Robert Wood Johnson Foundation and as a Trustee of the Whiting Foundation. He is also a member of the investment advisory boards of the State of Alaska Permanent Fund Corporation, the Grayce B. Kerr Foundation, and the National University of Singapore. In addition, he is the Chairman and a Director of the Harvard Cooperative Society, the Chairman and a Director of the Controlled Risk Insurance Company (‘‘CRICO”), and a Director of each of Adveq, Beth Israel Deaconess Medical Center, Explorations, Inc., M Fund, Inc., Makena LLC, Morgan Stanley Prime Property Fund, and Ram Holdings Ltd. Mr. Bufferd serves on the Compensation Committee of each of the Beth Israel Deaconess Medical Center, CRICO, Explorations, Inc., and the Harvard Cooperative Society.

Kathleen M. Camilli	President, Camilli Economics, LLC

Ms. Camilli, 48, has served as a Director since 2003. Ms. Camilli is a member of the Risk Management and Asset/Liability Committee of the Corporation and the Nominating Committee of the Corporation. Ms. Camilli is one of the nation’s top economic forecasters and independent economists. Her firm, Camilli Economics, provides clients with ‘real world’ economic guidance for smart business and financial decisions. A frequent commentator, author and speaker, Ms. Camilli appears regularly on CNN, CNBC, The NewsHour with Jim Lehrer, Nightly Business Report, and Bloomberg Business News. Ms. Camilli is on the Board of Directors of the Money Marketers of New York University, the National Association of Business Economists (NABE), and The National Council on Economic Education. She is a contributor to Blue Chip Financial Forecasts. Ms. Camilli is a member of the Financial Women’s Association, the New York Women’s Bond Club, the Forecasters Club, and the New York Association of Business Economists. Her civic activities include serving on the Board of the Epiphany School Foundation.

Stephen W. Carr	Retired Partner, Attorney, Goodwin Procter LLP

Mr. Carr, 64, has served as a Director since 2006. Mr. Carr is a member of the Executive Committee of the Corporation and a Director and member of the Executive Committee of the Bank. He is also a member of the Compensation and Option Committee of the Corporation and the Nominating Committee of the Corporation. Mr. Carr retired as partner of Goodwin Procter LLP in 2004. He is a Director of Management Sciences for Health, the Concord Museum, and CC Pools, Inc.

Alexander S. Costello	Teacher, Brooks School

Mr. Costello, 53, has served as a Director since 1993. He is a member of the Audit Committee of the Corporation. Mr. Costello is a teacher at the Brooks School. Mr. Costello was the Chairman of the Board of Directors of The Lowell Plan, a non-profit organization dedicated to the revitalization of the City of Lowell, and is a member of the Board of Governors of Saints Memorial Medical Center in Lowell. Mr. Costello is also the former Editorial Page Editor of the Lowell Sun.

O. Bradley Latham	Attorney, Principal, Latham, Latham & Lamond, P.C.

Mr. Latham, 66, has served as a Director since 2005. He is a member of the Insurance Committee of the Corporation and the Risk Management and Asset/Liability Committee of the Corporation. Mr. Latham is a principal in the law firm of Latham, Latham & Lamond, PC in Reading, Massachusetts. Mr. Latham is also a Trustee of Stoneham Theater and Director of the Reading Scholarship Foundation. He has served as an arbitrator for the American Arbitration Association, Chairman of the Regional Board of the American Red Cross, Chairman of the Regional Board of the American Cancer Society, and a Delegate for the Easter Seal Society. He serves as a pro bono counsel for the Reading Ice Arena Authority.

Stephen E. Marshall	Retired as President and Treasurer, C. H. Cleaves Insurance Agency, Inc.

Mr. Marshall, 68, has served as a Director since 1986 and as a Trustee of a predecessor bank since 1972. He is a member of the Executive Committee of the Corporation and a Director and a member of the Executive Committee of the Bank. Mr. Marshall is also Chairman of the Insurance Committee of the Corporation and a member of the Nominating Committee of the Corporation. Mr. Marshall’s affiliations include the Professional Insurance Agents of Massachusetts. Mr. Marshall is associated with various local charitable, civic, and church organizations.

Paul J. McCarthy	Executive Vice President, Jobs for Massachusetts, Inc.

Mr. McCarthy, 58, is the Executive Vice President of Jobs for Massachusetts, a position he has held since 1982.

Nalin M. Mistry	Consulting Engineer and General Contractor, Mistry Associates, Inc., N M Construction Corporation and MAI Associates, Inc.

Mr. Mistry, 64, is the President of Mistry Associates, Inc., a consulting engineering firm, a position he has held since 1979. Mr. Mistry is also currently the President of N M Construction Corporation, a general contracting firm, a position he has held since 1986, and the President of MAI Associates, Inc., a subcontracting firm, a position he has held since 1992.

Nancy L. Pettinelli	Executive Director, Visiting Nurse Association of Greater Lowell, Inc.

Ms. Pettinelli, 60, has served as a Director since 1998. She is a member of the Audit Committee of the Corporation, the Compensation and Option Committee of the Corporation, the Nominating Committee of the Corporation, and the Insurance Committee of the Corporation. Ms. Pettinelli was the Director of Clinical Services for the Visiting Nurse Association of Greater Lowell, Inc. from 1986 through April 1995 and has served as its Executive Director thereafter. Ms. Pettinelli serves as President of the Board of Directors of the Home Care Alliance of Massachusetts, and on the Board of Directors of the Visiting Nurse Associations of New England, Inc. and the New England Quilt Museum. Ms. Pettinelli also serves on the Compensation Committees of each of The Home and Healthcare Association of Massachusetts, Inc. and The Visiting Nurse Association of New England, Inc.

William F. Rucci, Jr.	Certified Public Accountant, Partner, Rucci, Bardaro & Barrett, PC

Mr. Rucci, 47, has served as a Director since 2005. He is Chairman of the Audit Committee of the Corporation, a member of the Executive Committee of the Corporation, and a Director and member of the Executive Committee of the Bank. Mr. Rucci is the President of the Accounting/Consulting firm of Rucci, Bardaro & Barrett, PC and is Co-Director of the Russell Bedford International Corporate Tax Group. He is a Trustee and Chairman of the Audit and Compliance Committee of Hallmark Health Systems, Inc., and a Director and past President of the Malden Industrial Aid Society. Mr. Rucci is a member of the American Institute of Certified Public Accountants and Massachusetts Society of Certified Public Accountants, where he is a member of the M.A.P. (Management of an Accounting Practice) Committee.

The following table shows the number of shares of the Corporation’s Common Stock beneficially owned by each Director or nominee and each named executive officer of the Corporation as of February 1, 2007 (unless otherwise indicated below).

	Shares of
	Common Stock
	Beneficially		Percent of
Name	Owned(1)		Class(2)

Mathias B. Bedell	38,715	(3)	*
Gerard H. Brandi	264,069	(4)(5)(6)	6.1%
Allan S. Bufferd	10,675	(7)	*
Kathleen M. Camilli	2,700		*
Stephen W. Carr	2,500		*
Reginald E. Cormier	70,473	(5)	1.6%
Alexander S. Costello	13,075		*
O. Bradley Latham	200		*
Stephen E. Marshall	6,659	(8)	*
Paul J. McCarthy	—		—
James L. Milinazzo	502	(5)	*
Nalin M. Mistry	—		—
Nancy L. Pettinelli	5,950		*
William F. Rivers	4,404	(5)	*
William F. Rucci, Jr.	328		*
Donna H. West	57,450	(5)(9)	1.3%
All Directors and executive officers as a group (18 persons)	507,321	(5)(6)(10)(11)	11.4%

*	Less than 1%.

(1)	Unless otherwise indicated, each person named has sole voting and sole investment power with respect to all shares indicated. Includes the following number of shares that the above listed Directors and executive officers, as applicable, have the right to acquire within 60 days through the exercise of options granted pursuant to the Corporation’s 2004 Stock Option and Incentive Plan and 1994 Stock Incentive Plan: Mr. Bedell, 9,450 shares; Mr. Brandi, 22,850 shares; Mr. Bufferd, 7,075 shares; Ms. Camilli, 2,700 shares; Mr. Cormier, 18,125 shares; Mr. Costello, 7,075 shares; Mr. Latham, 200 shares; Mr. Marshall, 5,325 shares; Mr. Milinazzo, 500 shares; Ms. Pettinelli, 5,950 shares; Mr. Rivers, 2,400 shares; Mr. Rucci, 200 shares; and Ms. West, 18,125 shares; and all Directors and executive officers as a group (18 persons) — 116,900 shares. Does not include the following number of deferred stock units (held by participants in the Corporation’s Deferred Compensation Plan) whose value per unit is derived from changes in the market price per share of the Corporation’s Common Stock: Mr. Bufferd, 2,616 units; Mr. Marshall, 1,341 units; Mr. Rucci, 140 units; and Ms. Pettinelli 1,453 units.

(2)	Calculated on the basis of 4,338,154 outstanding shares as of February 1, 2007.

(3)	Includes 5,526 shares owned by Mr. Bedell’s spouse, as to which Mr. Bedell disclaims beneficial ownership.

(4)	Includes 1,479 shares held by Mr. Brandi as custodian for various nieces and nephews, and 18,565 shares owned by Mr. Brandi’s spouse, as to all of which shares Mr. Brandi disclaims beneficial ownership. Also includes 163,739 shares owned jointly with Mr. Brandi’s spouse, with respect to which shares Mr. and Mrs. Brandi share voting and investment power.

(5)	Includes shares allocated to the accounts of executive officers under the Bank’s Employee Stock Ownership Plan (the “ESOP”). As of September 30, 2006, the number of such allocated shares included in the above table is as follows: Mr. Brandi — 28,908; Mr. Cormier — 11,400; Mr. Milinazzo — 2; Mr. Rivers — 4; Ms. West — 13,504; and all executive officers as a group (seven persons) — 60,006.

(6)	In October 2005, Mr. Brandi pledged 26,000 shares in a margin account at a securities firm. In 2006, in connection with the acquisition of the firm, Mr. Brandi consolidated his accounts with a new firm and pledged an aggregate of 113,933 shares into a margin account.

(7)	Voting and investment power for these shares (other than shares which may be acquired through the exercise of options as described above) is shared with spouse as to all shares indicated.

(8)	Includes 1,125 shares owned jointly with Mr. Marshall’s spouse, with respect to which shares Mr. and Mrs. Marshall share voting and investment power.

(9)	Includes 834 shares held by Ms. West as custodian for her minor grandchildren, as to which shares Ms. West disclaims beneficial ownership.

(10)	Includes 116,900 shares that such persons have the right to acquire through the exercise of options granted pursuant to the Corporation’s 2004 Stock Option and Incentive Plan and 1994 Stock Incentive Plan.

(11)	6,500 of Mr. Queeney’s shares, an executive officer of the Corporation, were pledged as of September 18, 2006.

Board and Committee Meetings

During 2006, the Board of Directors of the Corporation held four meetings, the Executive Committee of the Corporation held nine meetings, the Audit Committee of the Corporation held five meetings, and the Compensation and Option Committee of the Corporation held two meetings. The Nominating Committee of the Corporation held one meeting in January 2007. During 2006, each incumbent Director attended at least 75% of the aggregate number of meetings of the Corporation’s Board of Directors and of the committees of which he or she was a member. While the Corporation encourages each Director to attend each Annual Meeting of Stockholders, it has no formal policy concerning such attendance. All Directors except Mr. Costello and Ms. Camilli attended last year’s Annual Meeting of Stockholders. In addition, although the Corporation does not have a formal policy regarding stockholders communicating with the Board of Directors, if a stockholder wishes to communicate with any of the Directors or the Board of Directors as a group, stockholders may do so in a writing sent to such individual Director or Board of Directors at the Corporation’s principal executive offices.

Executive Committee.  For 2006, the Executive Committee of the Corporation consisted of Messrs. Bedell, Brandi, Bufferd, Carr, Marshall, and Rucci and is vested with the authority of the Board of Directors in most matters between Board meetings.

Audit Committee.  For 2006, the Audit Committee of the Corporation consisted of Messrs. Rucci (Chairman), Bufferd, and Costello, and Ms. Pettinelli. No member of the Audit Committee is an employee of the Corporation. The Audit Committee is responsible for, among other matters, reviewing the Corporation’s financial statements and the scope of the audit, reviewing the Corporation’s internal financial and accounting controls, the appointment of the Corporation’s independent registered public accountants, and the pre-approval of both the external audit fees and the engagement of the Corporation’s auditors to perform non-audit services. In addition, the Audit Committee generally oversees the Corporation’s internal compliance programs. For 2006, the Board of Directors determined that Messrs. Bufferd and Rucci were “audit committee financial experts” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors also determined that each of the members of the Audit Committee for 2006 was “independent” under the rules of the Securities and Exchange Commission (“SEC”) and the National Association of Security Dealers. The Audit Committee has a written charter adopted by the Board of Directors, which charter is available on the Corporation’s website at www.massbank.com and will be sent in paper form to any stockholder who submits a request to the Corporation’s Secretary at the Corporation’s principal executive offices. The Board of Directors has adopted a Code of Ethics Policy, which includes as Appendix A-1 an Employee Complaint Procedure for Accounting and Auditing Matters, which is also available on the Corporation’s website at www.massbank.com and will be sent in paper form to any stockholder who submits a request to the Corporation’s Secretary at the Corporation’s principal executive offices. The Audit Committee’s report concerning the Corporation’s audited financial statements for the fiscal year ended December 31, 2006 appears elsewhere in this Proxy Statement.

Compensation and Option Committee.  For 2006, the Compensation and Option Committee of the Corporation consisted of Mr. Bedell (Chairman), Mr. Carr, and Ms. Pettinelli. For 2006, the Board of Directors has determined that each member of the Compensation and Option Committee was “independent” under the rules of the SEC and the National Association of Securities Dealers. The Compensation and Option Committee is responsible for making recommendations to the Boards of Directors of the Bank and the Corporation with respect to the policies that govern both annual compensation and incentive stock ownership programs for the employees of the Bank. The Board of Directors has not adopted a charter for the Compensation and Option Committee.

The Compensation and Option Committee’s report concerning executive compensation matters appears elsewhere in this Proxy Statement.

Nominating Committee.  The members of the Nominating Committee serve from Annual Meeting of Stockholders to Annual Meeting of Stockholders. Since the 2006 Annual Meeting of Stockholders, the Nominating Committee of the Corporation has consisted of Mr. Bufferd (Chairman), Mr. Carr, Ms. Camilli, and Ms. Pettinelli. The Nominating Committee is responsible for selecting and nominating individuals for election as Directors and executive officers. The Board of Directors has determined that each of the Directors currently serving on the Nominating Committee is “independent” in accordance with the rules of the SEC and the National Association of Securities Dealers. The Nominating Committee also considers the recommendation of any stockholder with respect to nominees for election to the Board of Directors if such recommendation is timely, in accordance with, and is accompanied by the information required by, the Corporation’s By-Laws. To make a recommendation, a stockholder should send the nominee’s name and supporting information to the Secretary of the Corporation at the Corporation’s principal executive offices. The supporting information includes: (1) the name and address of record of the stockholder; (2) the number of shares beneficially owned by the stockholder on the date of the notice; (3) a representation that the stockholder or his representative will appear in person at the Annual Meeting of Stockholders to nominate the proposed nominee(s); and (4) a description of all arrangements or understandings between the stockholder and each proposed nominee, as well as any other person or persons pursuant to which the nomination is to be made. For more information, please see the section of this Proxy Statement entitled “Stockholder Proposals.” At a minimum, each nominee, whether proposed by a stockholder or any other party, is expected to have the highest personal and professional integrity, a depth and breadth of business and civic experience in leadership positions (particularly in the markets served by the Corporation), other ties to the Corporation’s markets, and a background that is complementary to the other Directors so as to further the long-term interests of the Corporation and its stockholders. The Nominating Committee will evaluate all such proposed nominees in the same manner, without regard to the source of the initial recommendation of such proposed nominee. In seeking candidates to consider for nomination to fill a vacancy on the Board of Directors, the Nominating Committee may solicit recommendations from a variety of sources, including current Directors, the Chief Executive Officer of the Corporation and other executive officers. The Nominating Committee may also engage a search firm to identify or evaluate or assist in identifying or evaluating candidates. The Board of Directors has not adopted a charter for the Nominating Committee. Messrs. McCarthy and Mistry were each recommended to the Nominating Committee based on their respective standing in the Corporation’s market area as well as being well known by some of the Directors and management of the Corporation.

The Nominating Committee recommended that Messrs. Costello, Marshall, McCarthy, and Mistry be nominated for election to serve as Directors until the 2010 Annual Meeting of Stockholders.

Please note, the information contained in our website is not incorporated by reference in, or considered a part of, this Proxy Statement.

Director Independence

The Board of Directors has determined that each of Messrs. Bufferd, Carr, Costello, Latham, Marshall, and Rucci, and Mses. Camilli and Pettinelli is an “independent director” in accordance with the rules of the National Association of Securities Dealers. Therefore, a majority of the Board of Directors is comprised of independent directors. The Board of Directors has also determined that, if elected, each of Messrs. McCarthy and Mistry would be an “independent director” in accordance with the rules of the National Association of Securities Dealers.

Meetings of Independent Directors

Independent directors of the Corporation periodically meet in executive sessions outside the presence of management. For 2006, the presiding Director for these meetings was Mr. Bufferd.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to each holder who, to the knowledge of the Corporation, beneficially owned more than 5% of the Corporation’s Common Stock as of December 31, 2006 (unless indicated otherwise below) based on certain filings made under Section 13 of the Exchange Act. All such information was provided by stockholders and reflects their beneficial ownership as of the dates specified in the footnotes to the table.

	Amount of	Percent of
	Beneficial Ownership of	Common Stock
Name and Address	Corporation’s Common Stock	Beneficially Owned

Private Capital Management, L.P.(1)	394,633	9.1%
8889 Pelican Bay Blvd., Suite 500
Naples, FL 34108
Jeffrey L. Gendell, et. al.(2)	288,380	6.6%
55 Railroad Avenue
Greenwich, CT 06830
Gerard H. Brandi(3)	264,069	6.1%
MASSBANK Corp.
123 Haven Street
Reading, MA 01867
Dimensional Fund Advisors LP(4)	268,187	6.2%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

(1)	Private Capital Management, L.P. (“PCM”) is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (the “Advisers Act”). According to a filing made by PCM with the SEC on Schedule 13G/A dated February 14, 2007, PCM, in its role as investment adviser, has sole voting power and sole dispositive power over 64,734 of the above shares and shared voting power and shared dispositive power over 329,899 of the above shares, which had been purchased for the accounts of investment advisory clients of PCM.

(2)	Jeffrey L. Gendell filed with the SEC a Schedule 13G/A on February 9, 2007 on behalf of himself and the following other reporting persons: Totine Financial Partners, L.P., a private investment limited partnership (“TFP”), and Tontine Management, L.L.C., the general partner of Tontine Financial Partners, L.P. (“TM”). According to this filing, Mr. Gendell serves as the managing member of TM. In addition, according to this filing, TFP, TM, and Mr. Gendell possess shared voting and dispositive power over 288,380 of the above shares.

(3)	Gerard H. Brandi is the Chairman of the Board of Directors and President and Chief Executive Officer of the Corporation. This information is as of February 1, 2007 and is based on a filing made by Mr. Brandi with the SEC on Schedule 13G/A dated February 13, 2007 and the Corporation’s records. Includes 1,479 shares held by Mr. Brandi as custodian for various nieces and nephews, and 18,565 shares owned by Mr. Brandi’s spouse, as to all of which shares Mr. Brandi disclaims beneficial ownership. Also includes 163,739 shares owned jointly with Mr. Brandi’s spouse, with respect to which shares Mr. and Mrs. Brandi share voting and investment power. Also includes stock options to purchase 22,850 shares of Common Stock within 60 days of February 1, 2007. Also includes, as of September 30, 2006, 28,908 shares allocated to Mr. Brandi’s account under the ESOP. In October 2005, Mr. Brandi pledged 26,000 shares in a margin account at a securities firm. In 2006, in connection with the acquisition of the firm, Mr. Brandi consolidated his accounts with a new firm and pledged an aggregate of 113,933 shares into a margin account.

(4)	Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”) is an investment adviser registered under Section 203 of the Advisers Act, which furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively, the “Funds”). According to a filing made by Dimensional with the SEC on Schedule 13G/A dated February 8, 2007, Dimensional, in its role as investment adviser and investment manager, possesses sole voting power and sole dispositive power over 268,187 of the above shares, which are owned by the Funds, and disclaims beneficial ownership of the shares owned by the Funds.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation and Option Committee (the “Compensation Committee”) is responsible for recommending to the Boards of Directors of the Bank and the Corporation the annual compensation of the executive officers, including all incentive programs (cash and stock option awards), and director compensation.

Our Compensation Committee: (1) establishes the Bank’s compensation philosophy, (2) establishes the structure of compensation, (3) reviews the Chief Executive Officer’s recommendations for benefits and compensation of all other officers, (4) evaluates the Chief Executive Officer’s performance, (5) recommends to the Bank’s Board of Directors benefits and compensation for the Chief Executive Officer and other officers, (6) recommends to the Corporation’s Board of Directors stock option awards, and (7) makes recommendations to the Corporation’s Board of Directors regarding director compensation.

Compensation Philosophy

Our compensation philosophy is to design compensation programs to achieve the following objectives: (1) to attract, retain and motivate all officers with the ability to contribute to our long term success, (2) to pay incentive compensation awards based upon our strategic goals and financial performance, and (3) to align management and stockholder interests.

Structure of Compensation

Our total compensation consists primarily of: (1) base salary, (2) incentive cash bonuses, (3) incentive stock options, (4) a defined benefit retirement plan, and (5) an employee stock ownership plan. In addition, the Chief Executive Officer and the Chief Operating Officer receive contributions to a deferred compensation program and the Chief Executive Officer is party to an executive supplemental retirement agreement.

Compensation Process

Our Compensation Committee met two times during 2006. Our Compensation Committee currently retains an outside compensation consultant, Olney Associates, Inc., for the purpose of providing position evaluations, a report of market economic trends and practices regarding salary structures, and competitive salary surveys for geographic areas including both Massachusetts and Connecticut. When necessary, the Compensation Committee retains outside compensation consultants for the purpose of obtaining advice on the design of compensation programs. All outside consultants are independent of the Corporation, the Bank, and our employees. There were no changes to any compensation programs during 2006. In determining compensation for the Chief Executive Officer to recommend to the Bank’s and the Corporation’s Boards, the Compensation Committee considers the report of the compensation consultant as well as its assessment of the performance of the Chief Executive Officer. For all other senior executives, the Compensation Committee considers the compensation consultant’s report as well as recommendations made by the Chief Executive Officer. Officer evaluations are considered in executive session with only the Chief Executive Officer present and the Chief Executive Officer’s evaluation is considered in executive session with no employees present.

Base Salary

Several factors determine base salary, including the Corporation’s performance, individual performance, compensation of officers employed by similar institutions that we compete with for talent, compensation paid in prior years, the number of years employed by us, and the number of years in the same job. The Compensation Committee reviews competitive salary information provided by the compensation consultant. All officer base salary increases become effective January 1st of the following year. In 2006, the average officer salary increase (32 employees) was 4.4% and the Chief Executive Officer’s salary increase was 3.7%. For the year 2007, the average officer salary increase (29 employees) was 4.4% and the Chief Executive Officer’s salary increase was 3.6%.

Incentive Program

Our Compensation Committee believes that incentive programs should be closely tied to the attainment of our short-term and long-term strategic objectives. In addition, our Compensation Committee believes that stock option awards further align the Directors and officers ownership interests with those of other stockholders.

Unlike base salary, incentive programs put the executives at risk based upon overall performance. These forms of compensation are not paid when goals and objectives are not obtained.

Cash Incentive Bonus Plan.  All officers are eligible to receive incentive bonuses based upon the following factors: the Corporation’s net income and individual officer goals and objectives. Annually, the Board of Directors of the Bank establishes performance criteria for the cash bonus plan. No bonus is payable if the pre-established performance criteria is not attained. For 2006, the performance criteria was an increase of 10% in net income over the prior year’s results, which would have required us to increase our net income by $732,000. Since the performance criteria was not met in 2006, there were no cash incentive bonus distributions to any officers.

Stock Option Awards.  Our 1986 Stock Option Plan, 1994 Stock Incentive Plan, and 2004 Stock Option and Incentive Plan are intended as performance incentives for participants who contribute to the attainment of our strategic objectives. The plans enable persons to whom options are granted to acquire or increase a proprietary interest in our success. Except for option grants to newly elected Directors, options are generally granted on an annual basis at the meeting of our Board of Directors held in January, which is usually the third Tuesday of the month. Options granted to newly elected Directors are generally granted at a Board of Directors meeting following their election to the Board of Directors. All stock option awards are made at the closing price of our Common Stock on the grant date. All grants are effective on the date of the applicable Board meeting.

Our long-term strategic objectives are set forth in a five-year strategic plan that is revised annually. The objectives are related to nine performance ratio goals and the performance of our stock in the prior five years as compared to the S&P 500 Index and the NASDAQ Bank Index. The nine performance goals are: asset growth, earnings per share, return on assets, return on equity, net interest margin, non-interest expense, non-interest income, efficiency ratio, and book value per share. We are not disclosing our specific goals for our stock option program because we have determined that such disclosure could result in competitive harm to us. We cannot determine how likely it will be for us to achieve our performance goals in the future; however, we have set these goals (where applicable) above the average performance of companies within our peer group, which consists of Massachusetts savings banks with assets in excess of $875 million. Because a majority of our strategic objectives were attained in 2006, stock options were awarded to our Chief Executive Officer, Directors, and Bank officers in January 2007.

Retirement Plans

The Defined Benefit Plan.  Under our Savings Banks Employees Retirement Association (“SBERA”) defined benefit pension plan, all full time employees and part time employees who work more than 1,000 hours within a year, who have attained the age of 21, and have achieved one year of eligibility service, earn the right to receive certain benefits upon retirement. Participants are vested in the plan over a period of seven years. Normal retirement benefits are payable at age 65 and are calculated as the product of 1.50% times years of service (up to a maximum of 25) multiplied by the participant’s final three year average eligible earnings up to the IRS permissible limit ($210,000 for plan years beginning in 2005) plus 0.60% of the participant’s final three year average earnings in excess of covered compensation. Covered compensation is the average of the Social Security taxable wage base for the 35-year period ending in the year the participant attains his or her normal retirement age for Social Security purposes.

Our Compensation Committee believes that retirement benefits are an essential part of attracting and retaining employees in our market. This type of retirement plan provides our employees a fixed retirement benefit while we remain at risk for any changes in the market value of the plan assets. Our Compensation Committee believes this gives us a competitive advantage over other employers in our market who do not have defined benefit plans.

Employee Stock Ownership Plan (ESOP).  As a supplement to the SBERA defined benefit pension plan, we have established an ESOP for the benefit of substantially all our employees. The ESOP has the same eligibility and vesting requirements as the defined benefit plan. Annually, we make a contribution to the trust that purchases shares either from former or retired employees or on the open market and distributes those shares on a pro rata basis based upon each employee’s salary up to the IRS permissible limit ($210,000 for plan years beginning in 2005). The benefit available to each employee will be equal to the number of shares held in trust at his or her retirement date (or termination date if fully vested) multiplied by the market price of the stock at that time. This retirement plan requires the employee to take all the risk of changes in market price. Our Compensation Committee believes that having this type of retirement plan gives every employee an interest in our financial success and will motivate the employee to act accordingly.

Deferred Compensation Program

We also maintain a nonqualified deferred compensation program for the benefit of our Chief Executive Officer and our Chief Operating Officer in recognition of their many years of service with us. Mr. Brandi, the Chief Executive Officer, has been with the Corporation since 1975, a period of 31 years. Due to the fact that his retirement benefits under both the SBERA pension plan and our ESOP are reduced by the IRS mandated ceiling ($210,000 for plan years beginning in 2005) and his years of service exceed the maximum of 25 years used in the calculation of retirement benefits under our SBERA pension plan, we set up a deferred compensation program for him in 1994. The program calls for a contribution of 20% of the difference between his earnings and the IRS ceiling to be paid into a trust and invested in mutual funds, other securities, and/or bank deposits. The investment earnings accrue to the benefit of Mr. Brandi. Upon retirement or termination of employment, the balance of the trust is to be paid to Mr. Brandi. The amount paid will be determined by the value of the trust upon his termination. Mr. Brandi takes the risk of any fluctuation in market value.

We also extended the deferred compensation program for the benefit of our Chief Operating Officer, Donna West, upon her attainment of 25 years of service with us. Her benefit is based upon annual contributions to be determined by the Compensation Committee at its discretion as her salary does not exceed the IRS mandated ceiling. As in the case of Mr. Brandi, the contribution is made to a trust and invested in mutual funds, other securities, and/or bank deposits. The investment earnings accrue to the benefit of Ms. West, who also bears the risk of any fluctuations in market value.

Our Compensation Committee believes that the deferred compensation program is necessary in order to retain the aforementioned individuals and these types of programs are customary in our market place for executives at this level.

Executive Supplemental Retirement Agreement

We entered into an Executive Supplemental Retirement Agreement with Mr. Brandi in 1980, which was amended and restated in 1986. This agreement provides for 180 monthly payments of $2,500 to Mr. Brandi upon his retirement or 120 monthly payments of $3,000 to his beneficiary in the case of his death prior to retirement. This type of supplemental retirement benefit is very common in our market place for senior executives and the level of benefits provided to Mr. Brandi is very modest when compared to similar arrangements at our peer banks.

Other Benefits

We provide all officers with other benefits, including health insurance, life insurance, payment for the use of personal vehicles on company business, or the reasonable use of company vehicles on personal matters. Our Compensation Committee believes that these types of benefits are reasonable and consistent with the overall compensation program and enable us to attract and retain superior employees for key positions. Our Board periodically reviews the levels of payments of these items during normal budgetary review.

COMPENSATION AND OPTION COMMITTEE REPORT

The Compensation and Option Committee administers the executive compensation program of the Bank and the Corporation under the supervision of the Board of Directors. The Compensation and Option Committee has reviewed and discussed the Compensation Discussion and Analysis report beginning on page 10 of this Proxy Statement with management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report has been furnished by Mathias B. Bedell (Chairman), Stephen W. Carr, and Nancy L. Pettinelli, the members of the Compensation and Option Committee for 2006.

* * * *

EXECUTIVE COMPENSATION

Until the Corporation becomes actively involved in other business, no separate compensation is being paid to the executive officers of the Corporation, all of whom are executive officers of the Bank and receive compensation as such.

Summary Compensation Table

The following table sets forth for the fiscal year ended December 31, 2006, a summary of the compensation paid by the Bank to the Chief Executive Officer of the Corporation, the Chief Financial Officer of the Corporation and each of the three most highly compensated executive officers of the Corporation and/or the Bank, other than the Chief Executive Officer and Chief Financial Officer, whose total compensation exceeded $100,000 for the year ended December 31, 2006

SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							&
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)(1)	($)	($)(2)(3)	($)(4)(5)	($)

Gerard H. Brandi	2006	$499,800	$0	$0	$3,936	$0	$214,616	$66,503	$784,855
Chairman, President and
Chief Executive Officer
Reginald E. Cormier	2006	$150,000	$0	$0	$3,280	$0	$59,536	$6,853	$219,669
Senior Vice President,
Treasurer and Chief
Financial Officer
Donna H. West	2006	$160,800	$0	$0	$3,280	$0	$100,103	$17,313	$281,396
Senior Vice President,
Community Banking and
Chief Operating Officer
James L. Milinazzo	2006	$127,920	$0	$0	$3,280	$0	$21,760	$3,286	$156,246
Senior Vice President,
Lending
William F. Rivers	2006	$112,800	$0	$0	$2,624	$0	$17,936	$5,305	$138,665
Vice President,
Operations

(1)	Amount listed reflects a portion of the total fair value of stock options recognized by us as an expense in 2006 for financial statements reporting purposes in accordance with SFAS No. 123R, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The assumptions used in the calculation of these amounts are included in Note 15 to our audited consolidated financial statements for the year ended December 31, 2006 included in our Annual Report on Form 10-K.

(2)	Represents the increase in pension plan benefit for each of the named executive officers under the SBERA pension plan.

(3)	Includes earnings on the deferred compensation program for Mr. Brandi and Ms. West in the amounts of $108,529 and $1,005, respectively. This represents earnings in excess of the 120% of the applicable federal long term rate and assumes an applicable federal long term rate of 6% with annual compounding.

(4)	Consists of allocations under our ESOP valued as follows: Mr. Brandi, $8,422; Mr. Cormier, $6,132; Ms. West, $6,592; Mr. Milinazzo, $2,565; and Mr. Rivers, $4,605. In addition, Mr. Brandi and Ms. West received contributions of $57,360 and $10,000, respectively, under our deferred compensation program. Consists of group term life insurance premiums of $721 for Mr. Brandi, Mr. Cormier, Ms. West, and Mr. Milinazzo; and $700 for Mr. Rivers.

(5)	No named executive officer received perquisites in excess of $10,000 in 2006.

Grants of Plan-Based Awards

The following table contains information concerning grants of plan based awards under the Corporation’s cash and equity incentive plans to the named executive officers during the year ended December 31, 2006.

GRANTS OF PLAN-BASED AWARDS

											Grant
								All Other	All Other	Exercise	Date
								Stock	Option	or Base	Fair
								Awards:	Awards:	Price of	Value
								Number of	Number of	Option	of Stock
								Shares of	Securities	Awards	and
	Grant	Estimated Future Payouts Under			Estimated Future Payouts Under			Stock or	Underlying	($/Sh)	Option
Name	Date	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Units (#)	Options (#)	(1)(2)(3)	Awards(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)

Gerard H. Brandi	1/17/2006	—	—	—	—	—	—	—	3,000	$32.80	$19,680
Reginald E. Cormier	1/17/2006	—	—	—	—	—	—	—	2,500	$32.80	$16,400
Donna H. West	1/17/2006	—	—	—	—	—	—	—	2,500	$32.80	$16,400
James L. Milinazzo	1/17/2006	—	—	—	—	—	—	—	2,500	$32.80	$16,400
William F. Rivers	1/17/2006	—	—	—	—	—	—	—	2,000	$32.80	$13,120

(1)	Represents options granted under the Corporation’s 2004 Stock Option and Incentive Plan.

(2)	All options for the named executive officers vest over a period of five years, with the first 20% vesting one year after the date of grant. The options have a contractual term of ten years. These options have no value to the executive on the date of grant.

(3)	The exercise price for each stock option is the closing stock price on the date of grant.

(4)	In this column, we report the aggregate SFAS No. 123R value of all awards made in 2006. In contrast to how we present amounts in the Summary Compensation Table, we report such amounts here without apportioning such amounts over the service or vesting period.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the named executive officers concerning unexercised stock option awards and unvested stock awards as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan Awards:
			Equity				Market	Incentive Plan	Market or
			Incentive				Value of	Awards:	Payout Value
		Number of	Plan Awards:				Shares or	Number of	of Unearned
	Number of	Securities	Number of			Number of	Units of	Unearned	Shares, Units
	Securities	Underlying	Securities			Shares or	Stock	Shares, Units	or Other
	Underlying	Unexercised	Underlying	Option		Units of	That Have	or Other	Rights That
	Unexercised	Options (#)	Unexercised	Exercise	Option	Stock That	Not	Rights That	Have Not
	Options (#)	Unexerciseable	Unearned	Price	Expiration	Have Not	Vested	Have Not	Vested
Name	Exerciseable	(1)	Options (#)	($)	Date	Vested (#)	($)	Vested (#)	($)

Gerard H. Brandi	5,000	0	0	$20.06	1/20/2007
	3,750	0	0	$29.50	1/19/2008
	3,750	0	0	$25.00	1/18/2009
	3,750	0	0	$19.00	1/17/2010
	1,500	0	0	$20.67	1/15/2011
	1,500	0	0	$27.63	1/14/2012
	2,500	0	0	$28.44	1/20/2013
	2,500	0	0	$42.90	1/14/2014
	3,000	0	0	$37.15	1/17/2015
	0	3,000	0	$32.80	1/16/2016

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan Awards:
			Equity				Market	Incentive Plan	Market or
			Incentive				Value of	Awards:	Payout Value
		Number of	Plan Awards:				Shares or	Number of	of Unearned
	Number of	Securities	Number of			Number of	Units of	Unearned	Shares, Units
	Securities	Underlying	Securities			Shares or	Stock	Shares, Units	or Other
	Underlying	Unexercised	Underlying	Option		Units of	That Have	or Other	Rights That
	Unexercised	Options (#)	Unexercised	Exercise	Option	Stock That	Not	Rights That	Have Not
	Options (#)	Unexerciseable	Unearned	Price	Expiration	Have Not	Vested	Have Not	Vested
Name	Exerciseable	(1)	Options (#)	($)	Date	Vested (#)	($)	Vested (#)	($)

Reginald E. Cormier	1,000	0	0	$20.06	1/20/2007
	2,625	0	0	$29.50	1/19/2008
	3,000	0	0	$25.00	1/18/2009
	3,000	0	0	$19.00	1/17/2010
	1,500	0	0	$20.67	1/15/2011
	1,500	0	0	$27.63	1/14/2012
	1,000	0	0	$28.44	1/20/2013
	2,500	0	0	$42.90	1/14/2014
	2,500	0	0	$37.15	1/17/2015
	0	2,500	0	$32.80	1/16/2016
Donna H. West	3,500	0	0	$20.06	1/20/2007
	2,625	0	0	$29.50	1/19/2008
	3,000	0	0	$25.00	1/18/2009
	3,000	0	0	$19.00	1/17/2010
	1,500	0	0	$20.67	1/15/2011
	1,500	0	0	$27.63	1/14/2012
	1,000	0	0	$28.44	1/20/2013
	2,500	0	0	$42.90	1/14/2014
	2,500	0	0	$37.15	1/17/2015
	0	2,500	0	$32.80	1/16/2016
James L. Milinazzo	0	2,500	0	$32.80	1/16/2016
William F. Rivers	2,000	0	0	$37.15	1/17/2015
	0	2,000	0	$32.80	1/16/2016

(1)	All unexercisable options for the named executive officers vest over a period of five years, with the first 20% vesting one year after the date of grant.

Option Exercises and Stock Vested

The following table sets forth information with respect to the named executive officers concerning the exercise of stock options during the year ended December 31, 2006.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Named Executive Officer	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)

Gerard H. Brandi(1)	5,000	$85,200	0	0
Reginald E. Cormier(2)	2,987	$40,206	0	0
Donna H. West(1)	2,500	$43,125	0	0
James L. Milinazzo	0	0	0	0
William F. Rivers	0	0	0	0

(1)	None of the shares of Common Stock received upon exercise of these options were sold.

(2)	Upon exercise of this option, 1,500 shares of Common Stock were sold in the open market.

Pension Benefits

The following table outlines the named executive officer’s number of years of credited service, present value of accumulated benefit as of October 31, 2006, and payments during the year ended December 31, 2006 under the SBERA pension plan and, for Mr. Brandi only, the Executive Supplemental Retirement Agreement. The SBERA pension plan is a tax-qualified defined benefit plan that covers substantially all our employees. Under this plan, participants are entitled to receive a normal retirement benefit upon retirement at age 65 in an amount determined pursuant to the plan’s benefit formula: For further information about the benefit formula, see the description of this plan beginning on page 11 of the section of this Proxy Statement entitled “Compensation Discussion and Analysis.” Benefits may be payable in a lump sum upon termination of employment. Participants may also elect to be paid in different forms of annuities. The table below also shows the present value of the accumulated benefit to Mr. Brandi under his Executive Supplemental Retirement Agreement as of December 31, 2006. This agreement provides for 180 monthly payments of $2,500 to Mr. Brandi upon his retirement or 120 monthly payments of $3,000 to his beneficiary in the case of his death prior to retirement.

PENSION BENEFITS

				Present Value of
		Number of Years		Accumulated		Payments During Last
Named Executive Officer	Plan Name	Credited Service (#)		Benefit($)		Fiscal Year($)

Gerard H. Brandi	SBERA Pension Plan	33.08		$1,128,456	(2)	$0
	Executive Supplemental Retirement Agreement	N/A	(1)	$301,072	(3)	$0
Reginald E. Cormier	SBERA Pension Plan	19.08		$396,381	(2)	$0
Donna H. West	SBERA Pension Plan	31.33		$766,664	(2)	$0
James L. Milinazzo	SBERA Pension Plan	1.67		$21,760	(2)	$0
William F. Rivers	SBERA Pension Plan	2.10		$19,964	(2)	$0

(1)	Years of service are not relevant under Mr. Brandi’s Executive Supplemental Retirement Agreement.

(2)	Present value of accumulated benefits under the SBERA pension plan as of October 31, 2006, determined using interest rate and mortality rate assumptions consistent with those used for our financial reporting purposes, except that retirement age is based upon the normal retirement age as defined in the plan (age 65). The assumptions can be found in Note 15 to our audited consolidated financial statements for the year ended December 31, 2006 included in our Annual Report on Form 10-K.

(3)	The present value of Mr. Brandi’s retirement benefits is $301,072. The present value of the monthly payments that would be made to a beneficiary if Mr. Brandi dies prior to his retirement is $273,311. The present value of the benefits was calculated using a discount rate of 5.75%.

Nonqualified Deferred Compensation

We also maintain a nonqualified deferred compensation program. Under this program, each participant receives a contribution each year equal to 20% of the portion of his or her taxable compensation that exceeds the amount that may be recognized as compensation under tax-qualified retirement plans, such as the SBERA pension plan and our ESOP. For plan years beginning in 2005, the limit was $210,000. We may also provide additional contributions at our discretion to reward a participant for long service or other significant contributions. Bank contributions are credited with earnings or losses tied to investment returns of the trust. The benefits earned under this program are not payable until the executive’s termination of employment, at which time it will be paid in a lump sum in cash. Currently, only two executives participate in this program.

The following table outlines employer contributions to the Deferred Compensation Plan during the year ended December 31, 2006. The table also details earnings on plan balances during the year, and the aggregate amount of all Deferred Compensation Plan obligations as of December 31, 2006. No employee contributions are permitted under the Deferred Compensation Plan.

NONQUALIFIED DEFERRED COMPENSATION

				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/
	Contributions in	Contributions in	Earnings in Last	Distributions	Aggregate Balance
Named Executive Officer	Last FY ($)	Last FY ($)(1)	FY ($)(2)	($)	at Last FYE ($)

Gerard H. Brandi	0	$57,360	$176,175	0	$1,332,282
Reginald E. Cormier	0	0	0	0	0
Donna H. West	0	$10,000	$2,020	0	$23,936
James L. Milinazzo	0	0	0	0	0
William F. Rivers	0	0	0	0	0

(1)	All contributions by the Corporation for the year ended December 31, 2006 were reported under All Other Compensation in the Summary Compensation Table for each named executive officer.

(2)	Earnings on the deferred compensation program for Mr. Brandi and Ms. West in the amounts of $108,529 and $1,005, respectively, were reported as executive officer compensation in the Summary Compensation Table. This represents earnings in excess of the 120% of the applicable federal long term rate and assumes an applicable federal long term rate of 6% with annual compounding.

Potential Post-Employment Payments

The named executive officers are entitled to certain compensation in the event of termination of such executive’s employment. This section is intended to discuss these post-employment payments, assuming separation from employment on December 31, 2006.

The Corporation and the Bank have employment agreements with Messrs. Brandi and Cormier and Ms. West, and the Bank has employment agreements with Messrs. Milinazzo and Rivers (each an “Employment Agreement” and collectively, the “Employment Agreements”). Pursuant to the Employment Agreements, each officer will devote his or her full business time and best efforts to the business and affairs of the Corporation and/or the Bank, as the case may be.

The term of the Employment Agreement with Mr. Brandi is three years, with a daily automatic extension of an additional one day for a continuous remaining term of three years unless either Mr. Brandi or the Corporation and the Bank give notice of intent not to extend the term of the agreement. The term of the Employment Agreements with each of Ms. West and Messrs. Cormier, Milinazzo, and Rivers is two years, with a daily automatic extension of an additional one day for a continuous remaining term of two years unless either the respective officer or the Corporation and/or the Bank, as the case may be, gives notice of intent not to extend the term of the agreement.

Under the respective Employment Agreements, the Corporation or the Bank, as the case may be, may terminate the officer’s employment, without incurring any continuing obligations to him or her, at any time, for “cause,” as defined in the Employment Agreements. In addition, the Employment Agreements provide generally that if the Corporation or the Bank, as the case may be, were to terminate the officer’s employment for any reason other than for cause, or, solely with respect to Mr. Brandi, he were to terminate his employment for “good reason,” as defined in his Employment Agreement, the officer would be entitled to a severance payment from the Corporation or the Bank, as the case may be. This severance payment would be approximately equal to three times the sum of the officer’s current base compensation and most recent bonus (or average bonus if higher), plus the vesting of the officer’s stock-based awards and the continuation of benefits for a period of three years. The severance amount payable to Mr. Brandi in the foregoing situations would also include an additional payment approximately equal to 60% of the difference between Mr. Brandi’s current compensation and the current year’s compensation limit under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”). In the case of Messrs. Rivers and Milinazzo, however, the severance payments from the Bank are approximately equal to two times the sum of their respective current base compensation and most recent bonus (or average bonus if higher), plus the vesting of stock-based awards and the continuation of benefits for a period of two years.

The Employment Agreements also generally provide that if there were a “Change in Control” of the Corporation, and if at any time during the two-year period following the Change in Control, either the Corporation or the Bank, as the case may be, were to terminate the employment of any of the officers for any reason other than for “cause” or if any of the officers were to terminate his or her employment for “good reason,” including a substantial adverse change in his or her title or responsibilities or a reduction in his or her annual base salary, the officer would be entitled to receive a change in control payment, instead of a severance payment. In the case of Mr. Brandi, however, the change in control payment would be the same as his severance payment described above. In the case of the other officers, the change in control payment would be approximately equal to three times his or her average taxable compensation over the five previous years of his or her employment with the Corporation or the Bank, as the case may be, plus the vesting of the officer’s stock-based awards and the continuation of benefits for a period of three years. For purposes of the Employment Agreements, a “Change in Control” is generally deemed to have occurred when (1) a person or group acquires beneficial ownership of 50% or more of the Common Stock of the Corporation, (2) as a result of a tender offer, proxy contest, merger or similar transaction, persons who were Directors before such transaction cease to constitute at least a majority of the Board of Directors of the Corporation, or (3) the stockholders of the Corporation approve a merger, a plan of liquidation or an agreement for the sale of all or substantially all of the Corporation’s assets.

Any change in control payments to Mr. Cormier, Ms. West, Mr. Milinazzo, or Mr. Rivers under the Employment Agreements may be subject to reduction if such reduction would result in a higher net after-tax amount to the executive. In the case of Mr. Brandi, however, if any payments under his Employment Agreement are non-deductible by the Corporation or the Bank and Mr. Brandi becomes subject to an excise tax as a result of Section 4999 of the Code, then Mr. Brandi is entitled to an additional gross-up payment in an amount such that after Mr. Brandi pays all taxes on such gross-up payment, he will retain an amount equal to the excise tax imposed upon the payments.

The Employment Agreements also generally provide that if the officer is terminated due to his or her death, then the Corporation or the Bank, as the case may be, will pay to a designated beneficiary or the officer’s estate, a lump sum cash payment equal to such officer’s accrued and unpaid salary to the date of his or her death plus his or her accrued and unpaid incentive compensation, if any. In addition, his or her stock-based awards will vest. In addition, such officer’s spouse or dependents would also be entitled to receive health insurance coverage paid by the Bank, substantially similar to the coverage received prior to the date of termination, for a period of one year.

In addition, under the Employment Agreements, if the officer becomes disabled (as determined under the Employment Agreements), he or she would be entitled to receive his or her full salary until the earlier of his or her death, his or her becoming eligible for disability income under the Bank’s disability income plan (generally after 90 days), or, for Mr. Brandi, Mr. Cormier, and Ms. West, three years following the date of termination, and, for Mr. Milinazzo and Mr. Rivers, two years following the date of termination. The officer would also be entitled to receive health insurance coverage paid by the Bank, substantially similar to the coverage received prior to the date of termination, for a period of, in the case of Mr. Brandi, Mr. Cormier, and Ms. West, three years, and in the case of Mr. Milinazzo and Mr. Rivers, two years. In addition, his or her stock-based awards will vest.

Except for Mr. Brandi, the Employment Agreements also contain provisions that generally prevent the officers from competing with the Bank or the Corporation, attempting to hire employees of the Bank or the Corporation or encouraging any customer to terminate its relationship with the Bank or the Corporation during the term of the officer’s employment and up to three years after the officer’s employment with the Bank or the Corporation is terminated, except following a Change in Control.

The following table outlines the post-employment payments that would be made, assuming separation from the Corporation on December 31, 2006:

					Involuntary or
		Involuntary			Good Reason
	Voluntary	Termination Not		For Cause	Termination
Payments and Benefits	Termination	for Cause		Termination	(Change in Control)		Death		Disability

Gerard H. Brandi
Severance	0	$1,667,280	(1)	0	$1,667,280	(1)	0		0
Accelerated Vesting of Stock Options	0	$270	(2)	0	$270	(2)	$270	(2)	$270	(2)
Other Benefits	0	$59,347	(3)	0	$59,347	(3)	$9,631	(4)	$167,135	(5)
Tax Gross-Up	0	0		0	$625,033	(6)	0		0
Reginald E. Cormier
Severance	0	$455,000	(7)	0	$389,177	(8)	0		0
Accelerated Vesting of Stock Options	0	$225	(9)	0	$225	(9)	$225	(9)	$225	(9)
Other Benefits	0	$33,471	(10)	0	$33,471	(10)	$5,327	(4)	$70,971	(11)
Tax Gross-Up	0	0		0	0	(12)	0		0
Donna H. West
Severance	0	$487,400	(7)	0	$444,681	(8)	0		0
Accelerated Vesting of Stock Options	0	$225	(9)	0	$225	(9)	$225	(9)	$225	(9)
Other Benefits	0	$12,364	(10)	0	$12,364	(10)	$5,327	(4)	$52,564	(13)
Tax Gross-Up	0	0		0	0	(12)	0		0
James L. Milinazzo
Severance	0	$257,840	(14)	0	$350,083	(8)	0		0
Accelerated Vesting of Stock Options	0	$225	(9)	0	$225	(9)	$225	(9)	$225	(9)
Other Benefits	0	$21,276	(15)	0	$33,471	(16)	$5,327	(4)	$53,256	(17)
Tax Gross-Up	0	0		0	0	(12)	0		0
William F. Rivers
Severance	0	$227,266	(14)	0	$287,175	(8)	0		0
Accelerated Vesting of Stock Options	0	$180	(9)	0	$180	(9)	$180	(9)	$180	(9)
Other Benefits	0	$21,276	(15)	0	$33,471	(16)	$14,355	(4)	$49,476	(18)
Tax Gross-Up	0	0		0	0	(12)	0		0

(1)	Under Mr. Brandi’s Employment Agreement, severance will consist of a lump-sum payment of three times his base salary and the greater of his most recent bonus (or average bonus for the immediate past three fiscal years). Severance payment is calculated based on a year-end base salary of $499,800. There have been no bonus payments to Mr. Brandi in the last three years. Upon the occurrence of a change in control, Mr. Brandi’s change in control payment would be the same as his severance payment. The severance amount payable to Mr. Brandi in the foregoing situations would also include an additional payment approximately equal to 60% of the difference between Mr. Brandi’s current compensation and the current year’s compensation limit of $220,000 under Section 401(a)(17) of the Code.

(2)	Due to this separation occurrence, Mr. Brandi would be entitled to an incremental value of $270 attributable to gains realized for unvested stock option grants as of December 31, 2006, using the closing stock price on December 29, 2006 of $32.89.

(3)	Due to these separation occurrences, Mr. Brandi would be entitled to an incremental value of $59,347. This includes $45,739, the value of continuing his health and welfare benefits for three years, and $13,608, the value of other benefits (i.e., use of automobile, membership in health club, and tax and financial planning expenses) to be provided for three years.

(4)	Represents the payment of health insurance premiums for a period of 12 months to allow the executive’s spouse and dependents, if any, to receive health insurance coverage substantially similar to the coverage received prior to the date of termination.

(5)	Had Mr. Brandi become disabled on December 31, 2006, he would be entitled to receive his full salary until the earlier of his death, his becoming eligible for disability income under the Bank’s disability income plan (generally after 90 days) or three years following the date of termination. Assumes payment of salary for three months of $124,950. Mr. Brandi would also be entitled to receive health insurance coverage paid by the Bank, substantially similar to the coverage received prior to the date of termination, for a period of three years. Assumes payment of health insurance premiums for three years in the amount of $42,186.

(6)	In the event of a change in control and Mr. Brandi becoming subject to the excise tax imposed by Section 280G of the Code, he would receive a tax gross-up payment of $625,033. This assumes an excise tax rate of 20%, a federal income tax rate of 35%, a state income tax rate of 5.3%, and a Medicare tax rate of 1.45%.

(7)	Under the Employment Agreements, severance for Mr. Cormier and Ms. West will consist of a lump-sum payment of three times their respective base salary and the greater of their most recent bonus (or average bonus for the immediate past three fiscal years). The base salaries for Mr. Cormier and Ms. West as of December 31, 2006 were $150,000 and $160,800, respectively.

(8)	Upon the occurrence of a change in control, severance will consist of a lump-sum payment of approximately three times the officer’s average taxable compensation over the previous five years of employment with the Corporation or the Bank, or actual length of employment, if shorter.

(9)	Due to this separation occurrence, Mr. Cormier, Ms. West, and Mr. Milinazzo would be entitled to an incremental value of $225 attributable to gains realized for unvested stock option grants as of December 31, 2006, using the closing stock price on December 29, 2006 of $32.89. Mr. Rivers would be entitled to an incremental value of $180.

(10)	Due to these separation occurrences, for a period of three years from the date of termination, the Bank shall pay such health insurance premiums as may be necessary to provide health insurance coverage to Mr. Cormier and Ms. West substantially similar to the coverage received prior to termination. Assumes health insurance premiums of $33,471 and $12,364 for Mr. Cormier and Ms. West, respectively.

(11)	Had Mr. Cormier become disabled on December 31, 2006, he would be entitled to receive his full salary until the earlier of his death, his becoming eligible for disability income under the Bank’s disability income plan (generally after 90 days) or three years following the date of termination. Assumes payment of salary for three months to Mr. Cormier in the amount of $37,500. Mr. Cormier would also be entitled to receive health insurance coverage substantially similar to the coverage received prior to the date of termination for a period of three years. Assumes payment of health insurance premiums for three years in the amount of $33,471.

(12)	Mr. Cormier, Ms. West, Mr. Milinazzo, and Mr. Rivers would not be entitled to receive a tax gross-up payment upon a change in control.

(13)	Had Ms. West become disabled on December 31, 2006, she would be entitled to receive her full salary until the earlier of her death, her becoming eligible for disability income under the Bank’s disability income plan (generally after 90 days) or three years following the date of termination. Assumes payment of salary for three months to Ms. West in the amount of $40,200. Ms. West would also be entitled to receive health insurance coverage substantially similar to the coverage received prior to the date of termination for a period of three years. Assumes payment of health insurance premiums for three years in the amount of $12,364.

(14)	Under the Employment Agreements, severance for Mr. Milinazzo and Mr. Rivers will consist of a lump-sum payment of two times their respective base salary and the greater of their most recent bonus (or average bonus for the immediate past three fiscal years). The base salaries for Mr. Milinazzo and Mr. Rivers as of December 31, 2006 were $127,920 and $112,800, respectively.

(15)	Due to this separation occurrence, for a period of two years from the date of termination, the Bank shall pay such health insurance premiums as may be necessary to provide health insurance coverage to Mr. Milinazzo and Mr. Rivers substantially similar to the coverage received prior to termination. Assumes payment of health insurance premiums for two years in the amount of $21,276 for both Mr. Milinazzo and Mr. Rivers.

(16)	Upon a change in control, for a period of three years from the date of termination, the Bank shall pay such health insurance premiums as may be necessary to provide health insurance coverage for Mr. Milinazzo and Mr. Rivers substantially similar to the coverage received prior to termination. Assumes payment of health insurance premiums for three years in the amount of $33,471 for both Mr. Milinazzo and Mr. Rivers.

(17)	Had Mr. Milinazzo become disabled on December 31, 2006, he would be entitled to receive his full salary until the earlier of his death, his becoming eligible for disability income under the Bank’s disability income plan (generally after 90 days) or two years following the date of termination. Assumes payment of salary for three months to Mr. Milinazzo in the amount of $31,980. Mr. Milinazzo would also be entitled to receive health insurance coverage substantially similar to the coverage received prior to the date of termination for a period of two years. Assumes payment of health insurance premiums for two years in the amount of $21,276.

(18)	Had Mr. Rivers become disabled on December 31, 2006, he would be entitled to receive his full salary until the earlier of his death, his becoming eligible for disability income under the Bank’s disability income plan (generally after 90 days) or two years following the date of termination. Assumes payment of salary for three months to Mr. Rivers in the amount of $28,200. Mr. Rivers would also be entitled to receive health insurance coverage substantially similar to the coverage received prior to the date of termination for a period of two years. Assumes payment of health insurance premiums for two years in the amount of $21,276.

The amounts shown in the above tables do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis generally to salaried employees upon termination of employment. These include:

•	Accrued salary and vacation pay.

•	Distribution of plan balances under our ESOP and the non-qualified deferred compensation plan. For more information about plan balances of certain named executive officers, see the section entitled “Executive Compensation — Nonqualified Deferred Compensation Plan” on page 18 of this Proxy Statement.

•	Distributions of benefits under the SBERA Pension Plan and Executive Supplemental Retirement Agreement. For more information, see the section entitled “Executive Compensation — Pension Benefits” beginning on page 17 of this Proxy Statement.

•	Life insurance proceeds in the event of death.

•	Payments under our long-term disability plan in the event of disability.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider the role of the Directors, amount of time that Directors expend in fulfilling their duties as well as the expertise required of Board members.

Members of the Board of Directors of the Corporation (excluding Executive Committee members and employees of the Corporation or the Bank) received during 2006, and will receive during 2007, $1,000 for each Board of Directors or committee meeting attended during 2006 and 2007, respectively. Members of the Executive Committee received during 2006, and will receive during 2007, $500 for each Board of Directors meeting attended during 2006 and 2007, respectively. In addition, members of the Executive Committee (excluding employees of the Bank) received during 2006, and will receive during 2007, an annual payment of $6,000, and such members of the Executive Committee received during 2006, and will receive during 2007, an additional $500 for each meeting attended of any committee of the Corporation during 2006 and 2007, respectively. Directors of the Corporation and the Bank also are reimbursed for expenses incurred in connection with attendance at the meetings. During 2006, the chairmen of the various committees (other than the Executive Committee) received an additional $50 for each committee meeting over which they presided, and will receive in 2007, $100 for each committee meeting over which they preside, and the Secretary of the Corporation, who is also the Clerk of the Bank, received, and will receive in 2007, an annual payment of $1,000. In addition, during 2006, each non-employee Director received options to purchase 1,000 shares of the Corporation’s Common Stock. Members of the Audit Committee received in 2006, and will receive in 2007, an additional annual payment of $1,000.

Director Summary Compensation Table

The table below summarizes the compensation paid to non-employee Directors for the fiscal year ended December 31, 2006. Directors who are employees receive no additional compensation for Board service.

DIRECTOR COMPENSATION

					Change in
					Pension
					Value &
					Nonqualified
				Non-Equity	Deferred
	Fees Earned	Stock		Incentive Plan	Compensation	All Other
	or Paid in	Awards	Option	Compensation	Earnings	Compensation	Total
Name	Cash ($)(1)	($)	Awards ($)(2)(3)	($)	($)	($)	($)

Mathias B. Bedell	$21,100	0	$1,257	0	0	0	$22,357
Allan S. Bufferd	$21,800	0	$1,257	0	0	0	$23,057
Kathleen M. Camilli	$8,000	0	$1,257	0	0	0	$9,257
Stephen W. Carr	$14,000	0	$1,372	0	0	0	$15,372
Alexander S. Costello	$9,000	0	$1,257	0	0	0	$10,257
O. Bradley Latham	$7,000	0	$1,257	0	0	0	$8,257
Stephen E. Marshall	$18,300	0	$1,257	0	0	0	$19,557
Nancy L. Pettinelli	$10,500	0	$1,257	0	0	0	$11,757
William F. Rucci, Jr.	$23,250	0	$1,257	0	0	0	$24,507

(1)	Mr. Bufferd and Ms. Pettinelli deferred all of their cash fees earned during 2006. Mr. Marshall and Mr. Rucci deferred only a portion of their cash fees earned in 2006. As a result, such Directors received in lieu thereof deferred stock units as follows: Mr. Bufferd, 665 units; Mr. Marshall, 183 units; Mr. Rucci, 138 units; and Ms. Pettinelli, 320 units. As of December 31, 2006, Messrs. Bufferd, Marshall, and Rucci and Ms. Pettinelli held the following number of aggregate deferred stock units: Mr. Bufferd, 2,616 units; Mr. Marshall, 1,341 units; Mr. Rucci, 140 units; and Ms. Pettinelli, 1,453 units.

(2)	Each of the Corporation’s non-employee Directors had the following number of shares underlying unexercised options outstanding as of December 31, 2006: Mr. Bufferd, 9,375 shares; Ms. Camilli, 3,500 shares; Mr. Carr, 1,000 shares; Mr. Costello, 9,375 shares; Mr. Latham, 1,000 shares; Mr. Marshall, 6,125 shares; Ms. Pettinelli, 6,750 shares; and Mr. Rucci, 1,000 shares.

(3)	Reflects the dollar amount recognized for financial statements reporting purposes in accordance with SFAS No. 123R with respect to stock option grants in 2006. The assumptions used in the calculation of these amounts are included in Note 15 to the Corporation’s audited consolidated financial statements for the year ended December 31, 2006 included in the Corporation’s Annual Report on Form 10-K. The fair value of all options granted in 2006 for all Directors other than Mr. Carr was $6.56 per share. The fair value of Mr. Carr’s option, which was granted on a different date, was $7.16 per share.

The following table sets forth information with respect to the Directors concerning outstanding stock option awards as of December 31, 2006.

		Number of Securities	Number of Securities
		Underlying Unexercised	Underlying Unexercised	Option Exercise
		Options (#)	Options (#)	Price
Name	Grant Date	(Exerciseable)	(Unexerciseable)(1)	($)

Mathias B. Bedell	01/20/98	1,500	—	$29.50
	01/19/99	1,500	—	$25.00
	01/18/00	1,500	—	$19.00
	01/16/01	1,125	—	$20.67
	01/15/02	1,125	—	$27.63
	01/21/03	750	—	$28.44
	01/15/04	750	—	$42.90
	01/18/05	1,000	—	$37.15
	01/17/06	—	1,000	$32.80
Allan S. Bufferd	01/21/97	1,500	—	$20.06
	01/20/98	1,125	—	$29.50
	01/19/99	1,125	—	$25.00
	01/18/00	1,125	—	$19.00
	01/16/01	750	—	$20.67
	01/15/02	750	—	$27.63
	01/21/03	500	—	$28.44
	01/15/04	500	—	$42.90
	01/18/05	1,000	—	$37.15
	01/17/06	—	1,000	$32.80
Kathleen M. Camilli	04/22/03	1,000		$29.60
	01/15/04	500	—	$42.90
	01/18/05	1,000	—	$37.15
	01/17/06	—	1,000	$32.80
Stephen W. Carr	07/18/06	—	1,000	$32.50
Alexander S. Costello	01/21/97	1,500	—	$20.06
	01/20/98	1,125	—	$29.50
	01/19/99	1,125	—	$25.00
	01/10/00	1,125	—	$19.00
	01/16/01	750	—	$20.67
	01/15/02	750	—	$27.63
	01/21/03	500	—	$28.44
	01/15/04	500	—	$42.90
	01/18/05	1,000	—	$37.15
	01/17/06	—	1,000	$32.80
O. Bradley Latham	01/17/06	—	1,000	$32.80
Stephen E. Marshall	01/20/98	1,500	—	$29.50
	01/15/02	1,125	—	$27.63
	01/21/03	750	—	$28.44
	01/15/04	750	—	$42.90
	01/18/05	1,000	—	$37.15
	01/17/06	—	1,000	$32.80

		Number of Securities	Number of Securities
		Underlying Unexercised	Underlying Unexercised	Option Exercise
		Options (#)	Options (#)	Price
Name	Grant Date	(Exerciseable)	(Unexerciseable)(1)	($)

Nancy L. Pettinelli	01/19/99	1,125	—	$25.00
	01/18/00	1,125	—	$19.00
	01/16/01	750	—	$20.67
	01/15/02	750	—	$27.63
	01/21/03	500	—	$28.44
	01/15/04	500	—	$42.90
	01/18/05	1,000	—	$37.15
	01/17/06	—	1,000	$32.80
William F. Rucci, Jr.	01/17/06	—	1,000	$32.80

(1)	All unexercisable options for the Directors vest over a five year period, with the first 20% vesting one year after the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2006, the Compensation and Option Committee of the Board of Directors was comprised of Mr. Bedell (Chairman), Mr. Carr, and Ms. Pettinelli, all of whom are non-employee Directors of the Corporation. The Corporation is not aware of any compensation committee interlocks or relationships involving members of the Compensation and Option Committee requiring disclosure in this Proxy Statement.

REPORT OF THE AUDIT COMMITTEE

The Corporation’s Audit Committee met five times in 2006. As noted earlier, the members of the Corporation’s Audit Committee during 2006 were Messrs. Rucci (Chairman), Bufferd, and Costello, and Ms. Pettinelli. The Audit Committee, among other things, is responsible for the appointment of the Corporation’s independent registered public accountants and the pre-approval of both annual external audit fees and the engagement of the Corporation’s auditors to perform non-audit services. Furthermore, the Audit Committee selects independent registered public accountants, reviews the financial statements and the scope of the independent annual audit, reviews and reassesses the adequacy of the Audit Committee’s charter, reviews the independence of the independent registered public accountants, monitors internal financial and accounting controls and performs such other oversight functions as may be requested from time to time by the Board of Directors. The Audit Committee has pre-approved all services performed by the independent registered public accountants unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC.

Report:

The Audit Committee has:

•	reviewed and discussed the audited financial statements with management and independent auditors;

•	discussed with the independent auditors the matters required to be discussed by SAS 61; and

•	received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed with the independent auditors the auditors’ independence.

Based on the review and discussions above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

This report has been furnished by William F. Rucci, Jr. (Chairman), Allan S. Bufferd, Alexander S. Costello, and Nancy L. Pettinelli, the members of the Audit Committee for 2006.

*  *  *  *

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The firm of Parent, McLaughlin & Nangle served as the Corporation’s independent registered public accountants for the years ended December 31, 2005 and December 31, 2006, and is expected to serve as the Corporation’s independent registered public accountants for 2007. A representative of Parent, McLaughlin & Nangle expects to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. The representative will be available to respond to appropriate questions.

During the years ended December 31, 2006 and December 31, 2005, the Corporation was billed for the following fees by Parent, McLaughlin & Nangle:

Fees Paid to Independent Registered Public Accountants

	2006		2005

Audit Fees	$206,000		$199,400
Audit-Related Fees (Fees related to the audit of the Corporation’s Employee Stock Ownership Plan)	5,700		5,500
Tax Fees (Fees related to tax returns preparation and estimates of quarterly tax payments)	25,400	(1)	27,900	(1)
All Other Fees	0		0

Total	$237,100		$232,800

(1)	During fiscal 2006 and 2005, the aggregate fees and expenses billed for professional services for tax returns preparations and estimates of quarterly tax payments, which totaled $25,400 and $27,900, respectively, were rendered by KPMG LLP.

Of the services described above, 100% of such services were approved by the Audit Committee. The Audit Committee has considered whether the provision of the non-audit services above by Parent, McLaughlin & Nangle is compatible with maintaining the auditors’ independence and has concluded that it is.

On March 31, 2005, the Audit Committee replaced KPMG LLP (“KPMG”) as the Corporation’s independent registered public accountants with Parent, McLaughlin & Nangle. KPMG resigned as the Corporation’s independent registered public accountants as of such date. The reports issued by KPMG on the Corporation’s financial statements for each of the fiscal years December 31, 2003 and December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Corporation’s fiscal years ended December 31, 2003 and December 31, 2004 and through March 31, 2005, there were no disagreements with KPMG on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure, which, if not resolved to KPMG’s satisfaction, would have caused them to make reference to the subject matter in connection with their report of the Corporation’s financial statements for such years; and there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K. On March 31, 2005, the Corporation engaged Parent, McLaughlin & Nangle to serve as the Corporation’s independent registered public accountants for the fiscal year ended December 31, 2005. During the fiscal years ended December 31, 2004 and December 31, 2003, the Corporation did not consult with Parent, McLaughlin & Nangle with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

For the fiscal year ended December 31, 2006, Parent, McLaughlin & Nangle’s audit report on the Corporation’s financial statements contained no adverse opinion or disclaimer of opinion; nor was its report qualified or modified as to uncertainty, audit scope or accounting principles.

INDEBTEDNESS OF MANAGEMENT

From time to time the Bank makes loans to Directors, executive officers or their affiliates. All of such loans are current and were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons not related to the Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. The aggregate extensions of credit outstanding at December 31, 2006 to all Directors, executive officers, and their related interests amounted to $681,013. Any such transaction presently in effect with any Director or executive officer is current as of this date, and is in compliance with Regulation O.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During 2006, the Corporation paid legal fees to the law firm of Latham, Latham & Lamond, P.C., of which Mr. Latham, a Director, is a principal, for matters related to residential real estate closings for the Corporation as well as legal advice related to certain issues involving customers and retail banking as well as routine business matters. Mr. Latham has notified the Corporation that the legal fees paid by the Corporation to Latham, Latham & Lamond, P.C. during 2006 did not exceed $120,000 or 5% of the firm’s gross revenues for that year.

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS

The approval of loan transactions involving Directors, executive officers, and their related interest is governed by the MASSBANK Loan Policy (the “Loan Policy”), which requires that all loans made to Directors, executive officers, and their related interests will comply with Regulation O. All other transactions involving Directors and executive officers are reviewed by the Corporation’s Board. The purpose of the review is to determine that such transactions are conducted on terms not materially less favorable than what would be usual and customary in transactions between unrelated persons and, in the case of transactions involving Directors, to determine whether such transactions affect the independence of a Director in accordance with the relevant rules and standards issued by the SEC and the National Association of Securities Dealers. Except for the Loan Policy, the Corporation does not maintain a formal written policy concerning the aforementioned procedures. The Corporation’s Code of Ethics provides guidance on business relations between the Corporation and the Bank and its Directors, officers and employees.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of the end of the fiscal year ended December 31, 2006 regarding shares of Common Stock of the Corporation that may be issued under the Corporation’s existing equity compensation plans, including the Corporation’s 2004 Stock Option and Incentive Plan and 1994 Stock Incentive Plan.

Equity Compensation Plan Information
Number of securities
remaining available for
	Number of securities to be		Weighted Average		future issuance under
	issued upon exercise of		exercise price of		equity compensation plan
	outstanding options,		outstanding options,		(excluding securities
Plan category	warrants and rights		warrants and rights		referenced in column (a))
	(a)		(b)		(c)

Equity compensation plans approved by security holders(1)	262,899	(2)	$28.83	(3)	334,150	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	262,899	(2)	$28.83	(3)	334,150	(4)

(1)	Consists of Corporation’s 2004 Stock Option and Incentive Plan and 1994 Stock Incentive Plan.

(2)	Includes 18,049 deferred stock units outstanding under the 1994 Stock Incentive Plan and the 2004 Stock Option and Incentive Plan. The Corporation has established a so called “Rabbi Trust” for the benefit of Directors under a Director Deferred Compensation Plan. This plan allows Directors to defer their cash Director fees and receive upon retirement that number of shares of the Corporation’s Common Stock that they would have owned if they had not deferred those fees and instead invested them in the Corporation’s Common Stock. The trustee of the trust regularly purchases shares of the Corporation’s Common Stock in the open market with fees deferred by the Directors.

(3)	Does not include information about the deferred stock units under the 1994 Stock Incentive Plan and the 2004 Stock Option and Incentive Plan because these units do not have an exercise price.

(4)	Consists of shares that were available for issuance as of December 31, 2006 under the 2004 Stock Option and Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Corporation’s Directors, executive officers and beneficial owners of more than 10% of its Common Stock are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of those reports must also be furnished to the Corporation. Based solely on a review of reports furnished to the Corporation and written representations that no other reports were required from certain reporting persons, the Corporation believes that during 2006 each Director, executive officer and 10% stockholder of the Corporation’s securities made timely filings of all reports required by Section 16 of the Exchange Act, with the following exceptions: Mr. Joseph P. Orefice, an executive officer of the Corporation, did not timely file one Form 3, reporting a total of three transactions, and one Form 4, reporting a total of one transaction.

STOCKHOLDER PROPOSALS

For a proposal of a stockholder to be included in the Board of Directors’ proxy statement for the Corporation’s 2008 Annual Meeting of Stockholders, it must be received at the principal executive offices of the Corporation on or before November 21, 2007. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement.

In addition, the Corporation’s By-Laws also provide that any stockholder wishing to have any director nominations or a stockholder proposal considered at an annual meeting must provide written notice of such nominations or stockholder proposal and certain other information as set forth in the By-Laws of the Corporation to the Secretary of the Corporation at its principal executive offices (a) not less than 75 days nor more than 120 days prior to the anniversary of the immediately preceding annual meeting of stockholders (the “Anniversary Date”), or

(b) in the event that the annual meeting of stockholders is scheduled to be held on a date more than seven days prior to the Anniversary Date, not later than the close of business on (i) the 20th day (or if that day is not a business day for the Corporation, on the next succeeding business day) following the first date on which the date of such meeting was publicly disclosed, or (ii) if the first date of such public disclosure occurs more than 75 days prior to such scheduled date of such meeting, then the later of (1) the 20th day (or if that day is not a business day for the Corporation, on the next succeeding business day) following the first date of such public disclosure, or (2) the 75th day prior to such scheduled date of such meeting (or if that day is not a business day for the Corporation, on the next succeeding business day). Any stockholder desiring to submit a nomination or proposal must comply with the By-Laws of the Corporation. Any proposal submitted after February 4, 2008 will be considered untimely under these provisions.

Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to stockholder proposals, other than proposals to be considered for inclusion in the Corporations’ proxy statement described above, that the Corporation receives at the principal executive offices of the Corporation after February 5, 2008.

CORPORATE GOVERNANCE

The Board of Directors approved the corporate governance guidelines originally adopted in 2000 and amended in 2005. The amended guidelines were included as Exhibit A to the proxy statement for the 2006 Annual Meeting of Stockholders and are available on our website at www.massbank.com.

OTHER MATTERS

The Board of Directors is not aware of any other matters that may come before the Annual Meeting. It is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment if any other matters shall properly come before the Annual Meeting.

INCORPORATION BY REFERENCE

To the extent this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Corporation under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” and “Report of the Compensation and Option Committee” shall not be so incorporated, unless specifically otherwise provided in any such filing.

ANNUAL REPORT ON FORM 10-K

The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as filed with the SEC is available on the Corporation’s website at www.massbank.com. Copies are also available without charge upon written request addressed to the Secretary of the Corporation, 123 Haven Street, Reading, Massachusetts 01867.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN,
YOUR VOTE IS IMPORTANT TO THE CORPORATION.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING,
PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE
ENVELOPE PROVIDED.

IF YOU WISH TO VOTE YOUR STOCK IN PERSON AT THE ANNUAL MEETING,
YOUR PROXY MAY BE REVOKED.

March 16, 2007

ANNUAL MEETING OF SHAREHOLDERS OF
MASSBANK Corp.
Tuesday, April 17, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡	Alexander S. Costello
		¡	Stephen E. Marshall
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Paul J. McCarthy
		¡	Nalin Mistry
☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement and a copy of the Annual Report for the fiscal year ended December 31, 2006.
To vote your shares for all director nominees, mark the “FOR ALL NOMINEES” box. To withhold voting for all nominees, mark the “WITHHOLD AUTHORITY FOR ALL NOMINEES” box at left. To withhold voting for a particular nominee, mark the “FOR ALL EXCEPT” box and follow instruction at left

Please check here if you plan to attend the meeting.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MASSBANK Corp.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     By signing and returning the proxy card on the reverse side, you will be appointing GERARD H. BRANDI and REGINALD E. CORMIER, and each of them, Proxies with power of substitution to vote on your behalf at the Annual Meeting of Shareholders of MASSBANK Corp. (the “Annual Meeting”) to be held at the Sheraton Ferncroft Resort, 50 Ferncroft Road, Danvers, Massachusetts, on Tuesday, April 17, 2007 at 10:00 a.m., and at any adjournments or postponements thereof, thereby granting full power and authority to act on your behalf at the Annual Meeting, and at any adjournments or postponements thereof. In their discretion, the Proxies shall be authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponements thereof.
(Continued and to be signed on the reverse side)